Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

January 19, 2012

CenterPoint Energy Transition Bond Company IV, LLC

1111 Louisiana, Suite 4664B

Houston, Texas 77002

CenterPoint Energy Houston Electric, LLC

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for CenterPoint Energy Transition Bond Company IV, LLC, a Delaware limited liability company (the “Company”), in connection with its offering and sale of $1,695,000,000 aggregate principal amount of its 2012 Senior Secured Transition Bonds (the “Bonds”), which offering and sale have been registered by the Registration Statement on Form S-3 (Registration Nos. 333-177662 and 333-177662-01, as amended to date, the “Registration Statement”) filed by the Company and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (“CenterPoint Houston”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale of up to $1,695,000,000 in aggregate principal amount of transition bonds of the Company. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in that certain Indenture dated as of January 19, 2012 by and among the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 19, 2012 by and among the Company and the Trustee (as so supplemented, the “Indenture”), governing the issuance of the Bonds. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K of even date herewith.

In our capacity as your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including the Issuer Certificate of Formation, the Issuer LLC Agreement, the Registration Statement, the Indenture, the Administration Agreement, the Intercreditor Agreement, the Sale Agreement, the Bill of Sale, the Servicing Agreement, the DTC Agreement, the Financing Order, the Underwriting Agreement and a Certificate of Good Standing for the Company, dated January 19, 2012, obtained from the Secretary of State of the State of Delaware.

2	January 19, 2012

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company and CenterPoint Houston, had or will have the power, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, limited liability company or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of managers, officers and other representatives of the Company, CenterPoint Houston and others. We have not reviewed any document (other than the documents listed above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based on and subject to the foregoing, we are of the opinion that:

1. The Company has been duly formed and is validly existing and in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

2. Under the Delaware LLC Act and the Issuer LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Indenture and to issue the Bonds, and to perform its obligations under the Indenture and the Bonds.

3. Under the Delaware LLC Act and the Issuer LLC Agreement, the execution and delivery by the Company of the Indenture and the Bonds, and the performance by the Company of its obligations under the Indenture and the Bonds, have been duly authorized by all necessary limited liability company action on the part of the Company.

4. When properly executed, authenticated and issued in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction or waiver of all other conditions contained in the Indenture and the Underwriting Agreement, the Bonds will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (2) general principles of equity and public policy (regardless of whether enforceability is considered in a proceeding at law or in equity).

3	January 19, 2012

The opinions set forth above are limited in all respects to matters of Texas law and the Delaware LLC Act as in effect on the day hereof. We consent to the filing of this opinion as Exhibit 5.1 to your Current Report on Form 8-K of even date herewith and to the references to this Firm under the heading “Legal Matters” in the Prospectus dated January 3, 2012, as supplemented by the Prospectus Supplement dated January 11, 2012, relating to the Bonds. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ BAKER BOTTS L.L.P.